EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (440) 947-2000
ParkOhio Announces First Quarter 2011 Earnings Per Share Increased
Over 300% as Compared to 2010
     CLEVELAND, OHIO, May 9, 2011 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced that its earnings per share for its first quarter ended March 31, 2011 increased over 300% as compared to its first quarter of 2010.
     ParkOhio also reported net sales of $241.6 million for first quarter 2011, an increase of $49.9 million or 26% from net sales of $191.7 million for first quarter 2010 and reported net income of $8.7 million, or $.73 per share dilutive, for first quarter 2011, compared to net income of $2.1 million, or $.18 per share dilutive, for first quarter 2010, an increase of 314% and 306%, respectively.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We are beginning to make progress.”
     A conference call reviewing ParkOhio’s first quarter results will be broadcast live over the Internet on Tuesday, May 10, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     ParkOhio is a leading provider of supply management services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 31 manufacturing sites and 49 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$241,628	$191,701
Cost of products sold	199,693	162,363

Gross profit	41,935	29,338
Selling, general and administrative expenses	25,665	20,968

Operating income	16,270	8,370
Interest expense	5,863	5,436

Income before income taxes	10,407	2,934
Income taxes	1,678	868

Net Income	$8,729	$2,066

Amounts per common share:
Basic	$0.76	$0.19
Diluted	$0.73	$0.18

Common shares used in the computation
Basic	11,460	11,108
Diluted	11,987	11,647

Other financial data:
EBITDA, as defined	$20,668	$13,050

Note A—EBITDA, as defined, reflects earnings before interest and income taxes, and excludes depreciation, amortization,certain non-cash charges and corporate-level expenses as defined in the Company’s revolving credit agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies.
The following table reconciles net income to EBITDA, as defined:

	Three Months Ended
	March 31,
	2011	2010

Net income	$8,729	$2,066
Add back:
Income taxes	1,678	868
Interest expense	5,863	5,436
Depreciation and amortization	3,955	4,168
Miscellaneous	443	512

EBITDA, as defined	$20,668	$13,050

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$30,814	$35,311
Accounts receivable, net	146,470	126,409
Inventories	200,707	192,542
Deferred tax assets	10,496	10,496
Unbilled contract revenue	13,774	12,751
Other current assets	10,646	12,800

Total Current Assets	412,907	390,309

Property, Plant and Equipment	256,820	253,077
Less accumulated depreciation	189,664	184,294

Total Property Plant and Equipment	67,156	68,783

Other Assets
Goodwill	9,671	9,100
Other	85,227	84,340

Total Other Assets	94,898	93,440

Total Assets	$574,961	$552,532

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$114,972	$95,695
Accrued expenses	66,199	$59,487
Current portion of long-term debt	7,792	$13,756
Current portion of other postretirement benefits	2,178	2,178

Total Current Liabilities	191,141	171,116

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	183,835	183,835
Revolving credit facility	103,800	113,300
Other long-term debt	5,058	5,322
Deferred tax liability	9,721	9,721
Other postretirement benefits and other long-term liabilities	23,372	22,863

Total Long-Term Liabilities	325,786	335,041

Shareholders’ Equity	58,034	46,375

Total Liabilities and Shareholders’ Equity	$574,961	$552,532

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended March 31,
	2011	2010
NET SALES

Supply Technologies	$123,226	$94,238
Aluminum Products	39,041	36,588
Manufactured Products	79,361	60,875

	$241,628	$191,701

INCOME (LOSS) BEFORE INCOME TAXES

Supply Technologies	$8,633	$4,484
Aluminum Products	3,314	1,936
Manufactured Products	8,546	4,933

	20,493	11,353
Corporate and Other Costs	(4,223)	(2,983)
Interest Expense	(5,863)	(5,436)

	$10,407	$2,934